As filed with the Securities and Exchange Commission on September 5, 2007	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Anadys Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of	22-3193172
incorporation or organization)	(I.R.S. Employer Identification No.)

3115 Merryfield Row
San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Anadys Pharmaceuticals, Inc.
2004 Equity Incentive Plan
2004 Employee Stock Purchase Plan
Inducement Stock Option Agreement by and between the Registrant and James T. Glover
Inducement Stock Option Agreement by and between the Registrant and Lawrence C. Fritz, Ph.D.
(Full title of the plan)
Elizabeth E. Reed, Esq.
Vice President, Legal Affairs and Secretary
Anadys Pharmaceuticals, Inc.
3115 Merryfield Row
San Diego, California 92121
(Name and address of agent for service)
(858) 530-3600
(Telephone number, including area code, of agent for service)

Copy to:
Thomas A. Coll, Esq.
Steven M. Przesmicki, Esq.
Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, California 92121-9109
(858) 550-6000

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class		Maximum		Proposed Maximum
of Securities to	Amount to be	Offering		Aggregate		Amount of
be Registered	Registered (1)	Price per Share		Offering Price		Registration Fee
Common Stock issuable under the 2004 Equity Incentive Plan (par value $0.001 per share)	1,000,000 shares	$1.99	(2)	$1,990,000	(2)	$61.10
Common Stock issuable under the 2004 Employee Stock Purchase Plan (par value $0.001 per share)	429,766 shares	$1.99	(2)	$855,234	(2)	$26.26
Common Stock issuable under the Inducement Stock Option Grant to James T. Glover (par value $0.001 per share) (3)	175,000 shares	$2.99	(5)	$523,250	(2)	$16.06
Common Stock issuable under the Inducement Stock Option Grant to Lawrence C. Fritz, Ph.D. (par value $0.001 per share) (4)	118,750 shares	$4.36	(6)	$517,750	(4)	$15.91
Total	1,723,516 shares	N/A		$3,886,234		$119.33

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), as may become issuable under any of the plans as a result of any stock split, stock dividend, recapitalization or similar event.

(2)	This estimate is made pursuant to Rule 457(c) and (h) of the 1933 Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on August 30, 2007, as reported on the Nasdaq Global Market.

(3)	Effective September 25, 2006, the Compensation Committee of the Registrant’s Board of Directors granted to Mr. Glover a non-qualified stock option to purchase 175,000 shares of the Registrant’s Common Stock. This inducement option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). Although this option was granted outside the Company’s 2004 Equity Incentive Plan, it is subject to substantially identical terms and conditions as those contained in the Company’s 2004 Equity Incentive Plan.

(4)	Effective November 20, 2006, the Compensation Committee of the Registrant’s Board of Directors granted to Dr. Fritz a non-qualified stock option to purchase 570,000 shares of the Registrant’s Common Stock (the “Fritz Grant”). This inducement option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). Although this option was granted outside the Company’s 2004 Equity Incentive Plan, it is subject to substantially identical terms and conditions as those contained in the Company’s 2004 Equity Incentive Plan. Dr. Fritz resigned his employment from the Registrant effective August 24, 2007. Pursuant to a Separation Agreement and Release executed by the Registrant and Dr. Fritz on August 29, 2007, 118,570 shares subject to the Fritz Grant will vest and become exercisable on September 6, 2007 and will remain exercisable until November 24, 2008.

(5)	Made pursuant to Rule 457(h) of the 1933 Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the exercise price of the inducement stock option granted to Mr. Glover.

(6)	Made pursuant to Rule 457(h) of the 1933 Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the exercise price of the inducement stock option granted to Dr. Fritz.

EXPLANATORY NOTE
     This Registration Statement is being filed for the purpose of (i) increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plans is effective and (ii) registering securities underlying inducement stock options granted outside of the Registrant’s employee benefit plans. The Registrant previously registered shares of its Common Stock for issuance under the 2004 Equity Incentive Plan, 2004 Non-Employee Directors’ Stock Option Plan, 2004 Employee Stock Purchase Plan, and 2002 Equity Incentive Plan under Registration Statements on Form S-8, filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2004 (File No. 333-113954), on November 19, 2004 (File No. 333-120647), on November 15, 2005 (File No. 333-129716) and September 5, 2006 (File No. 333-137114). Pursuant to General Instruction E on Form S-8, this Registration Statement incorporates by reference the contents of Registration Statements (File No. 333-113954) referenced above, except as otherwise set forth herein.
PART I . INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The Company will provide documents containing the information specified in Part I of Form S-8 to employees as specified by Rule 428(b)(1) under the 1933 Act. Pursuant to the instructions to Form S-8 and Rule 424 under the 1933 Act, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by us with the Securities and Exchange Commission, or the SEC, are incorporated by reference herein:
     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed on March 15, 2007 including information incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A for our 2007 Annual Meeting of Stockholders, which was filed on April 23, 2007.
     (2) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, which were filed on May 4, 2007 and August 8, 2007, respectively.
     (3) Our Current Reports on Form 8-K filed on July 27, 2007, August 1, 2007 (other than the information furnished under Items 2.02 and 9.01) and August 29, 2007 and on Form 8-K/A filed on August 29, 2007.
     (4) The description of our common stock contained in the Registration Statement on Form 8-A filed on March 12, 2004, including any amendments or reports filed for the purpose of updating the description.
     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provision.
Item 4. Description of Securities
     Not applicable.
Item 5. Interest of Named Experts and Counsel
     None.
Item 6. Indemnification of Directors and Officers
     We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.
     Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:
•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
     Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.
     Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
     As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of ours or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
     At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
     We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the 1933 Act or otherwise.
Item 7. Exemption from Registration Claimed
     Not Applicable.

Item 8. Exhibits

Exhibit
Number	Description
4.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2 (1)	Amended and Restated Bylaws of the Registrant.

4.3 (2)	Form of Specimen Common Stock Certificate.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney is contained on the signature page.

99.1 (2)	2004 Equity Incentive Plan.

99.2 (2)	Form of Stock Option Agreement under 2004 Equity Incentive Plan.

99.3 (2)	2004 Employee Stock Purchase Plan.

99.4 (2)	Form of Offering Document under the 2004 Employee Stock Purchase Plan.

99.5 (2)	2004 Non-Employee Directors’ Stock Option Plan.

99.6 (2)	Form of Stock Option Agreement Under 2004 Non-Employee Directors’ Stock Option Plan.

99.7 (3)	Form of Inducement Stock Option Agreement.

(1)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2004.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-110528), filed on March 18, 2004.

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-137114), filed on September 5, 2006.
Item 9. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
     (4) That, for the purpose of determining liability of the registrant under the 1933 Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (5) That, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on September 5, 2007.

ANADYS PHARMACEUTICALS, INC.
By:	/s/ Elizabeth E. Reed
Elizabeth E. Reed, Esq.
Vice President, Legal Affairs and Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen T. Worland, Ph.D., James T. Glover and Elizabeth E. Reed, Esq., and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any subsequent Registration Statement to be filed by Anadys Pharmaceuticals, Inc. pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen T. Worland, Ph.D. Stephen T. Worland, Ph.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	September 5, 2007

/s/ James T. Glover James T. Glover	Officer and (Principal Financial Principal Accounting Officer)	September 5, 2007

/s/ George A. Scangos, Ph.D. George A. Scangos, Ph.D.	Chairman of the Board	September 5, 2007

/s/ Mark G. Foletta Mark G. Foletta	Director	September 5, 2007

/s/ Marios Fotiadis Marios Fotiadis	Director	September 5, 2007

/s/ Stelios Papadopoulos, Ph.D. Stelios Papadopoulos, Ph.D.	Director	September 5, 2007

/s/ Steven H. Holtzman Steven H. Holtzman	Director	September 5, 2007

/s/ Douglas E. Williams, Ph.D. Douglas E. Williams, Ph.D.	Director	September 5, 2007

/s/ Kleanthis G. Xanthopoulos, Ph.D. Kleanthis G. Xanthopoulos, Ph.D.	Director	September 5, 2007

EXHIBIT INDEX
EXHIBITS

Exhibit
Number	Description
4.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2 (1)	Amended and Restated Bylaws of the Registrant.

4.3 (2)	Form of Specimen Common Stock Certificate.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney is contained on the signature page.

99.1 (2)	2004 Equity Incentive Plan.

99.2 (2)	Form of Stock Option Agreement under 2004 Equity Incentive Plan.

99.3 (2)	2004 Employee Stock Purchase Plan.

99.4 (2)	Form of Offering Document under the 2004 Employee Stock Purchase Plan.

99.5 (2)	2004 Non-Employee Directors’ Stock Option Plan.

99.6 (2)	Form of Stock Option Agreement Under 2004 Non-Employee Directors’ Stock Option Plan.

99.7 (3)	Form of Inducement Stock Option Agreement.

(1)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2004.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-110528), filed on March 18, 2004.

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-137114), filed on September 5, 2006.